Exhibit 4(s)

 GUARANTEED INCOME LATER RIDER

Rider Date: [March 1, 2012]

Annuitant:  [Jane Doe]

[Secondary Life:  [John Doe]]

[Secondary Life’s Sex:  [Male]]

Guaranteed Maximum Rider Charge rate: [2.00%]

Initial Rider Charge rate: [1.05%]

Measuring Life Option: [Single]

Enhancement Rate (to the Income Base):  [5%]

Enhancement Period: [10] Years

This Rider provides a guaranteed minimum amount (the Income Base) which will be used to calculate the Guaranteed Income Benefit (GIB).  If the Owner elects to begin receiving Periodic Income Payments (PIP) payable under the Variable Annuity Payment Option Rider (VAPOR) attached to the Contract, then on each Valuation Date that we pay the PIP, the amount that will be paid will be the greater of (a) the PIP determined under VAPOR, or (b) the GIB.  The initial GIB is shown on the Contract Benefit Data page(s) issued upon the Owner’s election of benefits under VAPOR.

This optional Rider is made a part of the entire Contract to which it is attached.  Except as stated in this Rider, it is subject to all provisions contained in the Contract.  Coverage under this Rider begins on the Rider Date shown above.

Variable Annuity Payment Option Rider Eligibility Restriction

While this Rider is in effect, the Owner may not elect to begin receiving variable Periodic Income Payments payable under the VAPOR attached to this Contract unless [the VAPOR Rider Date is at least [twelve (12) months] after the Rider Date and] the GIB of this Rider is concurrently effective.  Once the Owner has elected to begin receiving variable Periodic Income Payments payable under VAPOR and the GIB of this Rider is concurrently effective, the VAPOR may not be terminated as long as this Rider remains in force.

Additional Purchase Payment Restriction

Subject to the Maximum Income Base limit and any further limitations stated in the Contract to which this Rider is attached, cumulative additional Purchase Payments after the first Benefit Year may not exceed [$100,000] without prior Home Office approval.  If the Contract Value is $ 0, then no additional Purchase Payments will be accepted.  No additional Purchase Payments will be accepted after VAPOR and the GIB are effective, or after the Periodic Income Commencement Date (PICD) as defined under VAPOR .

Allocation Restriction

While this Rider is in effect, the Fixed Account and/or Variable Subaccounts available for allocation may be limited if the Allocation Amendment is attached to this Rider and the Contract.

AR-547 (3-12)

Definitions

All definitions found in the Contract are incorporated by reference and have the same meaning as they do in the Contract including other riders, endorsements and/or amendments.

Annuitant means the natural person used to determine the benefits if the Measuring Life Option is Single.  The Annuitant is one of two natural persons used to determine the benefits if the Measuring Life Option is Joint.  The Contract may only have one Annuitant.  The Annuitant may not be changed while this Rider is In Force.  If the owner of the contract is a trust that is treated as a “grantor trust” under sections 671-678 of the Internal Revenue Code, then the Annuitant must be the individual who is treated as the grantor of the trust for federal income tax purposes.

Benefit Year is applicable prior to the VAPOR and GIB effective date only.  It means each 12 month period starting with the Rider Date and each Rider Date anniversary thereafter.  A Rider Date anniversary is the same calendar day as the Rider Date, each calendar year, if such date is a Valuation Date. If in any calendar year, such calendar day is not a Valuation Date, any event set to occur under this Rider on the Rider Date anniversary shall occur on the first Valuation Date following such calendar day.

Company, We, Us, and Our mean The Lincoln National Life Insurance Company.

Guaranteed Income Benefit (GIB) means the minimum amount payable for each Periodic Income Payment made under the VAPOR.

Measuring Life means a natural person used to determine the benefits under this Rider.  Measuring Life includes any Annuitant and Secondary Life.

Measuring Life Option means how many natural persons are used to determine the benefits under this Rider.  Under the Single Measuring Life Option, the Annuitant is used to determine the benefits under this Rider.  Under the Joint Measuring Life Option, the Annuitant and the Secondary Life are used to determine the benefits under this Rider.  [The Secondary Life must be the beneficiary of the Contract.] The Measuring Life Option may not be changed after the Rider Date.

Periodic Income Payment means the variable amount payable under VAPOR to an Owner, or an Owner’s designee.  At the time VAPOR is elected, an Owner must select one of the following Periodic Income Payment Modes: monthly, quarterly, semi-annually or annually.  The Initial Periodic Income Payment Mode selected is shown on the Contract Benefit Data pages.

Gross Purchase Payments, for the purpose of this Rider, means the amounts paid into the Contract by the Owner including Bonus Credits, if any, before deduction of any Sales Charges.

Secondary Life means the second natural person, if any, used to determine the benefits under this Rider if the Measuring Life Option is Joint.  The Secondary Life may not be changed while this Rider is In Force.

Spouse means an individual who would be recognized as a Spouse under federal law.

Withdrawal, before the VAPOR and GIB become effective, means any gross amount deducted from the Contract Value as requested by the Owner, before any applicable charges and/or interest adjustment or market value adjustments. While the VAPOR and GIB are effective, Withdrawals are all additional amounts from the Account Value requested by the Owner, other than PIP.

AR-547 (3-12)

Income Base

The Income Base is the value used to calculate the Rider Charges, and the initial GIB.

Initial Income Base

If the Rider Date is the Contract Date, then the Initial Income Base will be equal to the initial Purchase Payment.  If the Rider Date is after the Contract Date, then the Initial Income Base will be equal to the Contract Value on the Rider Date.

Maximum Income Base

The Income Base is subject to a $[10,000,000] maximum of the combined Income Base (including any Guaranteed Amount) values for all Company annuity contracts and annuity riders, including annuity contracts with an affiliated company, for which the Annuitant and Secondary Life, if applicable, is a Measuring Life.

Adjustment (to the Income Base) for Additional Purchase Payments

If an additional Purchase Payment is accepted, the Income Base will be increased to equal the additional Purchase Payment plus the Income Base immediately prior to receipt of the additional Purchase Payment.

Additional Purchase Payments may affect the Rider Charge pursuant to the Rider Charge section below.

Adjustment (to the Income Base) for Withdrawals

Upon each Withdrawal, the Income Base will be reduced in the same proportion that the Withdrawal reduced the Contract Value.

Adjustment (to the Income Base) on Rider Date Anniversary

On each Rider Date anniversary, the Income Base may be increased by Enhancement or Automatic Annual Step-Up.

If the Rider Charge rate is increased in connection with an increase to the Income Base, the Owner may decline the increase by Notice to the Company within 30 days of the effective date of the increase.  If the Owner does decline the increase, the Income Base will be reduced to the Income Base on the Valuation Date immediately prior to the increase plus the Enhancement, if applicable, subject to adjustments for Withdrawals and additional Purchase Payments.  If the Owner does not decline the increase to the Income Base, the increase to the Income Base will be deemed accepted by the Owner.

Automatic Annual Step-Up (of the Income Base)

Upon an Automatic Annual Step-Up, the Income Base is increased to equal the Contract Value.

On each Rider Date anniversary, an Automatic Annual Step-Up will occur only if all the following conditions are satisfied:

a)	All Measuring Lives as of that Valuation Date are under age [86], and

b)	The Contract Value as of that Valuation Date is greater than the Income Base, and

c)	The Automatic Annual Step-Up would increase the Income Base at least as much as an Enhancement if any, that may occur on such Rider Date anniversary.

Upon an Automatic Annual Step-Up, the Rider Charge rate will be changed to the Rider Charge rate currently in effect, subject to the Guaranteed Maximum Rider Charge rate.

Future Automatic Annual Step-Ups may occur after declining an Automatic Annual Step-Up.

AR-547 (3-12)

Enhancement (to the Income Base)

On each Rider Date anniversary, the Income Base will automatically be increased by an amount equal to the Income Base less any Purchase Payment accepted in the preceding Benefit Year (except any Purchase Payment accepted within the first 90 days after the Rider Date), times the Enhancement Rate if all of the following conditions are satisfied:

a)	The preceding Benefit Year is during the Enhancement Period, which begins on the Rider Date [and restarts upon an Automatic Annual Step-Up].

b)	No Withdrawal occurred in the preceding Benefit Year.

c)	All Measuring Lives are under age [86].

d)	The Enhancement would increase the Income Base more than an Automatic Annual Step-Up, if any, that may occur on such Rider Date anniversary.

[After the initial Enhancement Period which begins on the Rider Date and ends after the Enhancement Period as shown on page 1, upon an Enhancement the Rider Charge rate may increase to the rate currently in effect, subject to the Guaranteed Maximum Rider Charge rate.
[Future Enhancements may occur after declining an Enhancement.] ]

Guaranteed Income Benefit (GIB)

The GIB is determined at the same time that the calculation of the Periodic Income Payments under VAPOR occurs, which is on the Periodic Income Commencement Date (PICD) as shown on the Contract Benefit Data page issued upon the Owner’s election of benefits under VAPOR.  The Owner may not make any Purchase Payments to the Contract after the PICD.

For non-qualified contracts, an Owner must elect to adjust the Periodic Income Payments payable under VAPOR on an annual basis (Level Pay).

Eligibility Limitations

1)           The commencement of Periodic Income Payments under the VAPOR are available subject to the Company’s maximum and minimum VAPOR age limits.  For non-qualified contracts, if the Measuring Life Option is Joint, the younger or surviving Measuring Life’s age shall be applicable to this requirement.

2)           The commencement of Periodic Income Payments under the VAPOR is available subject to the Company’s minimum Access Period limits.  The minimum Access Period is the greater of (a) and (b), where:

(a)	is ‘X’ years, and

(b)	is ‘Y’ years minus the Measuring Life’s age nearest birthday on the VAPOR Rider Date, where

If the VAPOR Rider Date is before the [5th] Rider Date Anniversary, X is [20] and Y is [90].  If the VAPOR Rider Date is on or after the [5th] Rider Date Anniversary, X is [15] and Y is [85].  For non-qualified contracts, if the Measuring Life Option is Joint, the younger or surviving Measuring Life’s age shall be applicable to this requirement.

3)           The commencement of Periodic Income Payments under the VAPOR is available subject to the Company’s Assumed Investment Rate (AIR) rate requirements (AIR may be referred to in the alternative as “Assumed Investment Return” or “Assumed Interest Rate”).

AR-547 (3-12)

GIB General

The initial GIB will be (a) the initial GIB percentage as shown in the Initial GIB Percentage Table, below, times [the greater of (b) and (c), where](b)[is] the Income Base [, and (c) is the Account Value on the PICD].

Initial GIB Percentage Table1

Measuring Life Option: Single		Measuring Life Option: Joint
Age of Measuring Life	Initial GIB Percentage	Age of Measuring Life2	Initial GIB Percentage
0 – 39	2.5%	0 – 39	2.5%
40 – 54	3.0%	40 – 54	3.0%
55 – under 59.5	3.5%	55 – under 59.5	3.5%
59.5 – 64	4.0%	59.5 – 64	4.0%
65 – 69	4.5%	65 – 69	4.5%
70 – 79	5.0%	70 – 79	5.0%
80 +	5.5%	80 +	5.5%

1The Initial GIB Percentage Table assumes the annual Periodic Income Payment Mode. Other Periodic Income Payment Mode elections will result in a modal adjustment of the Initial GIB percentage. The Initial GIB Percentage will be based upon the actual age of the Measuring Life as of the PICD

2 If the Measuring Life Option is Joint, the Initial GIB Percentage will be based upon the actual age of the younger or surviving Measuring Life as of the PICD.

Step-up Date

A Step-up Date is the date on which a GIB Step-up may occur, pursuant to Automatic Step-up of the GIB, below.

For non-qualified contracts, a Step-up Date is the first Valuation Date on or after the PICD anniversary of each [one year] period measured from the PICD.

For Qualified contracts, the first Step-up Date is the Valuation Date of the first Periodic Income Payment in the [first] calendar year following the PICD.  Subsequent Step-up Dates will be the Valuation Date of the first Periodic Income Payment in the calendar year, every subsequent [one year] period.

Automatic Step-up of the GIB (GIB Step-up)

On each Step-up Date, a GIB Step-up will occur only if [75]% of the Periodic Income Payment determined under the VAPOR on the Step-up Date is greater than the GIB on the Valuation Date immediately prior to the Step-up Date.  Upon a GIB Step-up, the GIB will automatically step-up to [75]% of the Periodic Income Payment determined under the VAPOR.  If the GIB on the Valuation Date immediately prior to the Step-up Date is greater than or equal to [75]% of the Periodic Income Payment determined under the VAPOR, no GIB Step-up will occur.

On each GIB Step-up, the Rider Charge rate may be adjusted pursuant to the Rider Charge Provision below.  If the Rider Charge rate is increased, the Owner may decline the GIB Step-up by Notice to the Company within 30 days of the effective date of the GIB Step-up.  If the Owner does decline the GIB Step-Up, the GIB will be reduced to the GIB on the Valuation Date immediately prior to the Step-up Date, subject to adjustments for Withdrawals.  If the Owner does not decline the GIB Step-up, the GIB Step-up will be deemed accepted by the Owner.

The Automatic Step-up of the GIB will occur whether or not the Owner has previously declined a GIB Step-up.

AR-547 (3-12)

Adjustments to the GIB

Each Withdrawal will reduce the GIB in the same proportion as the amount withdrawn reduces the Account Value on the Valuation Date of the Withdrawal.  Payment of a Periodic Income Payment, whether equal to the GIB or the Periodic Income Payment determined under VAPOR, and the reduction for the Rider Charge does not reduce the GIB.

An increase in the length of the Access Period will not result in an adjustment to the GIB.  Any increase in the length of the Access Period is subject to a [5 year] minimum increase.

Effect of Rider Charge and GIB during Access Period

During the Access Period, Rider Charges and payment of the Periodic Income Payment, whether equal to the GIB or the Periodic Income Payment determined under the VAPOR, reduces the Account Value.

If the Account Value is reduced to $0, the Access Period will end and the Lifetime Income Period will begin on the Valuation Date the Account Value equals $0.  Each subsequent Periodic Income Payment during the Lifetime Income Period will be equal to the GIB, each subsequent Rider Charge will be $0, and the Effect of GIB during Lifetime Income Period and the Effect of Rider Charge during Lifetime Income Period provisions shall not apply.

Effect of GIB during Lifetime Income Period

During the Lifetime Income Period, if a Periodic Income Payment determined under the VAPOR is less than the GIB, the excess of the GIB attributable to the Variable Account over the Periodic Income Payment attributable to the Variable Account determined under the VAPOR will reduce the number of Annuity Units per Variable Subaccount payable in each subsequent Periodic Income Payment.  The reduction to the number of Annuity Units per payment will be the lesser of the number of Annuity Units per payment before the reduction is applied or: (a) divided by (b) then the result further divided by (c) where:

(a)	is the amount of the excess of the GIB attributable to the Variable Account over the Periodic Income Payment determined under VAPOR attributable to the Variable Account; and

(b)	is the applicable Annuity Factor; and

(c) is the Annuity Unit value as of the Valuation Date of the Periodic Income Payment.

If the PIP determined under VAPOR is less than the GIB, then the GIB amount attributable to the Variable Account will be transferred to Our General Account and converted into periodic GIB payments, and paid in lieu of the PIP determined under VAPOR, by dividing the total annual GIB amount by 1000 and multiplying by a one year Annuity Factor reflecting the age(s) and sex(es) of the Annuitant (and Secondary Life); the PIP Mode; and the annual effective rate of interest not less than 0.00%; and the [A2000 Individual Annuity Mortality Table, modified.]

During the Lifetime Income Period, if a Periodic Income Payment determined under the VAPOR is less than the GIB, the excess of the GIB attributable to the Fixed Account over the Periodic Income Payment attributable to the Fixed Account determined under the VAPOR will reduce the resulting annual amount determined for the Fixed Account payable in each subsequent Periodic Income Payment.  The reduction in the resulting annual amount determined for the Fixed Account (prior to multiplying by the Interest Adjustment Factor and dividing by the Daily Factor) will be determined by: (a) divided by (b) where:

(a)	is the amount of the excess of the GIB attributable to the Fixed Account over the Periodic Income Payment determined under VAPOR attributable to the Fixed Account; and

(b)	is the applicable Annuity Factor.

If payment of the GIB reduces both the number of Annuity Units per Variable Subaccount to $0  and the resulting annual amount determined for the Fixed Account to $0  during the Lifetime Income Period, then each subsequent Periodic Income Payment during the remainder of the Lifetime Income Period will be equal to the GIB.  In addition, each subsequent Rider Charge will be $0.

AR-547 (3-12)

Effect of Rider Charge during Lifetime Income Period

The Rider Charge attributable to each Variable Subaccount will reduce the number of Annuity Units per Variable Subaccount used to calculate the Periodic Income Payments during the Lifetime Income Period.  The Rider Charge attributable to the Fixed Account will reduce the Periodic Income Payments during the Lifetime Income Period.

If the Rider Charge reduces both the number of Annuity Units per Variable Subaccount to $0 and the resulting annual amount determined for the Fixed Account to $0 during the Lifetime Income Period, then each subsequent Periodic Income Payment during the remainder of the Lifetime Income Period will be equal to the GIB. In addition, each subsequent Rider Charge will be $0.

Qualified Contracts – Variable Account

As of the end of the Access Period and on the Valuation Date of the first Periodic Income Payment of each subsequent calendar year, the Annuity Units per Variable Subaccount will be reduced to reflect the Rider Charge deduction from the Variable Subaccount.

The Annuity Units reduction reflecting the Rider Charge for the period from the end of the Access Period for the remainder of that calendar year will be determined by: (a) divided by (b) then the result further divided by (c) where:

(a)	is the pro-rated annual Rider Charge for the period from the end of the Access Period for the remainder of that calendar year;

(b)	is the applicable annuity factor; and

(c)	is the Annuity Unit value as of the Valuation Date of the end of the Access Period

On the Valuation Date of the first Periodic Income Payment of each subsequent calendar year, the Annuity Units per Variable Subaccount reduction reflecting the Rider Charge will be determined by: (a) divided by (b) then the result further divided by (c) where:

(a)	is the annual Rider Charge;

(b)	is the applicable annuity factor; and

(c)	is the Annuity Unit value for each Variable Subaccount as of the Valuation Date of the first Periodic Income Payment of that calendar year.

Non-qualified Contracts – Variable Account

As of the end of the Access Period and each subsequent anniversary, the Annuity Units per Variable Subaccount will be reduced to reflect the Rider Charge deduction from the Variable Subaccount.  This reduction will be determined by: (a) divided by (b) then the result further divided by (c) where:

(a)	is the annual Rider Charge;

(b)	is the applicable annuity factor; and

(c)	is the Annuity Unit value as of the Valuation Date of the first Periodic Income Payment and each subsequent anniversary.

Qualified Contracts – Fixed Account

As of the end of the Access Period and on the Valuation Date of the first Periodic Income Payment of each subsequent calendar year, the resulting annual amount determined for the Fixed Account, prior to being converted into the Periodic Income Payments, will be reduced to reflect the Rider Charge deduction from the Fixed Account.

AR-547 (3-12)

At the end of the Access Period, the reduction in the resulting annual amount determined for the Fixed Account (prior to multiplying by the Interest Adjustment Factor and dividing by the Daily Factor) reflecting the Rider Charge for the period from the end of the Access Period for the remainder of that calendar year will be determined by: (a) divided by (b), where:

(a)	is the pro-rated annual Rider Charge for the period from the end of the Access Period for the remainder of that calendar year; and

(b)	is the applicable annuity factor.

On the Valuation Date of the first Periodic Income Payment of each subsequent calendar year, the reduction in the resulting annual amount determined for the Fixed Account (prior to being converted into the Periodic Income Payments) reflecting the Rider Charge will be determined by: (a) divided by (b), where:

(a)	is the annual Rider Charge; and

(b)	is the applicable Annuity Factor.

Non-qualified Contracts – Fixed Account

As of the end of the Access Period and each subsequent anniversary, the resulting annual amount determined for the Fixed Account (prior to being converted into the Periodic Income Payments) will be reduced to reflect the Rider Charge deduction from the Fixed Account.  This reduction will be determined by: (a) divided by (b), where:

(a)	is the annual Rider Charge; and

(b)	is the applicable Annuity Factor.

Limitation on Certain Changes

The Owner may not request a change in the Periodic Income Payment Mode, or request a decrease in the length of the Access Period.

Rider Charge

The Rider Charge rate may vary depending on the Measuring Life Option.  The Initial Rider Charge annual rate is shown on Page 1 of this Rider. The Rider Charge rate may change as described, but the annual Rider Charge rate may never exceed the Guaranteed Maximum Rider Charge rate shown on Page 1 of this Rider.  The quarterly Rider Charge rate is the Rider Charge rate divided by four.

Prior to the PICD, a quarterly Rider Charge is deducted from the Contract Value on the first Valuation Date of every third month following the Rider Date.  The amount of the quarterly Rider Charge is the quarterly Rider Charge rate times the Income Base on the Valuation Date the charge is deducted.

Quarterly Rider Charges will be deducted from each Variable Subaccount and Fixed Account on a proportional basis.  Upon election of the GIB, a pro-rata Rider Charge will be deducted on the PICD.

Any change to the Rider Charge rate will occur only on a Rider Date anniversary.  The change is to the Rider Charge rate currently in effect on the Rider Date anniversary of the change and is subject to the Guaranteed Maximum Rider Charge rate.

The Rider Charge rate will change due to an Automatic Annual Step-Up pursuant to the Automatic Annual Step-Up (of the Income Base) Provision, above.  Any Automatic Annual Step-Up may be declined if the Rider Charge rate increased.

[The Rider Charge rate may increase due to an Enhancement after the initial Enhancement Period pursuant to the Enhancement (of the Income Base) Provision, above.  Any Enhancement after the initial Enhancement Period may be declined if the Rider Charge rate increased.]  [The Rider charge rate will not increase due to an Enhancement during the initial Enhancement Period.]

AR-547 (3-12)

The Rider Charge rate may increase due to an additional Purchase Payment in the Benefit Year preceding the applicable Rider Date anniversary, if the cumulative total of post-first Benefit Year Purchase Payments equals or exceeds the limit shown in the Additional Purchase Payment Restriction.

Rider Charge on and after the PICD

On the PICD the Rider Charge will be recalculated.

During the Access Period, the quarterly Rider Charge is deducted from the Account Value on the first Valuation Date of every third month following the PICD.  The amount of the first quarterly Rider Charge is the product of (A) and [the greater of] (B)[ and (C)], where:

(A)	is the quarterly Rider Charge rate immediately prior to the PICD, and

(B)	is the Income Base on the Valuation Date immediately prior to the PICD [; and

(C)	is the Contract Value on the Valuation Date immediately prior to the PICD].

The quarterly Rider Charge is deducted from each Variable Subaccount and Fixed Account on a proportional basis.  A pro-rata Rider Charge will be deducted upon termination of VAPOR and the GIB, except if this Contract is terminated due to death.

Upon each Withdrawal, other than PIP or GIB, the Rider Charge will be reduced in the same proportion that the Withdrawal reduced the Account Value.

On each GIB Step-up, the Rider Charge rate will be changed to the Rider Charge rate currently in effect, subject to the Guaranteed Maximum Rider Charge rate shown on Page 1 of this Rider.  Any Rider Charge rate adjustment will change the quarterly Rider Charge.  Any change to the Rider Charge rate will be effective on the applicable GIB Step-up.

On each GIB Step-up, the amount of the Rider Charge is adjusted.  The Rider Charge on each GIB Step-up shall be the previously determined Rider Charge, adjusted in proportion to any change(s) in the GIB and in the Rider Charge rate.  Rider Charge adjustments upon a GIB Step-up can be represented by the following formula: New Rider Charge = Prior Rider Charge x (new GIB / prior GIB) x (new Rider Charge rate / prior Rider Charge rate).

Pursuant to the Automatic Step-up of the GIB, the Owner may decline a GIB Step-up if the Rider Charge rate is increased.  Upon Our receipt of Notice from the Owner to decline a GIB Step-up, (a) the Rider Charge rate will decrease to the Rider Charge rate in effect on the Valuation Date immediately prior to the Step-up Date, and (b) the Rider Charge will decrease to the Rider Charge in effect on the Valuation Date immediately prior to the Step-up Date, subject to adjustments for Withdrawals.

During the Lifetime Income Period, the Rider Charge shall be deducted annually as described in the Effect of Rider Charge during Lifetime Income Period provisions.  The Rider Charge will be attributed pro rata to the Fixed Account and each Variable Subaccount used to calculate the Periodic Income Payments.

General

Mortality and Expense Risk and Administrative Charge

While this Rider is inforce and prior to the effective date of the Lifetime Income Period of the GIB and VAPOR, the Mortality and Expense Risk and Administrative Charge rates for this Contract are shown under MORTALITY AND EXPENSE RISK AND ADMINISTRATIVE CHARGE PRIOR TO THE ANNUITY COMMENCEMENT DATE in the Contract Specifications.

While the Lifetime Income Period of the GIB and VAPOR are in effect, the Mortality and Expense Risk and Administrative Charge rates for this Contract shall be less than or equal to those that were applicable while the Access Period was in effect.

AR-547 (3-12)

Assignments

While this Rider is in effect, the Owner may not sell or assign the Contract other than to the Annuitant, nor may it be discounted or pledged as collateral for a loan or as a security for the performance of an obligation or any other purpose.

Termination of this Rider

The Owner may terminate this Rider upon Notice to the Company any time after the [5th] Rider Date Anniversary.  This Rider will terminate upon:

a)	the date the Contract to which this Rider is attached terminates;

b)	the date the Annuitant is changed, except when the Secondary Life is named the Annuitant upon death of the original Annuitant under the Joint Measuring Life option;

c)	the Annuity Commencement Date of the Contract to which this Rider is attached;

d)	the death of the Annuitant if the Measuring Life Option is Single, or on the death of the last surviving Measuring Life if the Measuring Life Option is Joint;

e)
the death of the Owner prior to the PICD. However, this Rider will continue only if one of the existing Measuring Lives is the new Owner and payments under VAPOR begin within one year of the death of the Owner.  The new Owner will be the sole Measuring Life and the Rider Charge will not change.  The Death Benefit provisions in the contract apply upon the death of the Owner.

f)	the date the Income Base is equal to $0 as the result of Withdrawal(s); and

g)	the date all Measuring Lives are age [99] for non-qualified contracts or age [85] for Qualified contracts if the VAPOR and GIB have not been elected.

After the PICD, the VAPOR Rider will also terminate on the date this Rider terminates.

Upon termination of this Rider, the benefits and charges within this Rider will terminate.  A pro-rata Rider Charge will be deducted upon termination, except if this Rider is terminated due to death.

The Lincoln National Life Insurance
/s/ Charles A. Brawley, III
Charles A. Brawley, III, Secretary